UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2020

LANDS' END, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to ABL Credit Facility

On August 12, 2020, Lands’ End, Inc. (the “Company”) and certain of its subsidiaries entered into the Second Amendment to Credit Agreement (the “Second Amendment to the ABL Facility”), by and among Wells Fargo Bank, National Association (as Agent, L/C Issuer and Swing Line Lender) and each of the Company’s existing lenders under its asset based revolving credit facility.  The Second Amendment to the ABL Facility amends that certain Credit Agreement, dated November 16, 2017, as previously amended by the First Amendment thereto, dated December 3, 2019 (as amended, the “ABL Credit Agreement”).  The effectiveness of the Second Amendment to the ABL Facility is conditioned upon the Company paying, in full, its obligations under the Term Loan Credit Agreement, dated as of April 4, 2014, by and among the Company (as the Borrower), Bank of America, N.A. (as Administrative Agent and Collateral Agent and as Arranger and Bookrunner) and the lenders party thereto, as well as other customary closing conditions.

Maximum Borrowings

The Second Amendment to the ABL Facility provides for an increase in the maximum borrowings under the ABL Credit Agreement by $75 million, from $200 million to $275 million.

Interest Rate

The interest rates per annum applicable to the loans under ABL Credit Agreement are based on a fluctuating rate of interest measured by reference to, at the Company’s election, either (1) an adjusted London inter-bank offered rate (“LIBOR”) with a minimum rate of 0.75% plus a borrowing margin, or (2) an alternative base rate (“Base Rate”) plus a borrowing margin. As amended by the Second Amendment to the ABL Facility, the borrowing margin under the ABL Credit Agreement will be subject to adjustment based on the average daily total loans outstanding under the ABL Credit Agreement for the preceding fiscal quarter.  For LIBOR loans, the borrowing margin will be, where the average daily total loans outstanding for the previous quarter are (i) less than $50 million, 1.75%, (ii) equal to or greater than $50 million but less than $100 million, 2.00%, (iii) equal to or greater than $100 million but less than $200 million, 2.25%, and (iv) greater than $200 million, 3.50%.  For Base Rate loans, the borrowing margin will be, where the average daily total loans outstanding for the previous quarter are (i) less than $50 million for the previous quarter, 1.00%, (ii) equal to or greater than $50 million but less than $100 million, 1.25%, (iii) equal to or greater than $100 million but less than $200 million, 1.50%, and (iv) greater than $200 million, 2.75%.

Commitment Fee

As amended by the Second Amendment to the ABL Facility, if average daily total loans outstanding for the previous quarter are (i) less than 50% of the lesser of (a) the aggregate commitments and (b) the borrowing base (the “Loan Cap”), the commitment fee percentage will equal 0.375% and (ii) equal to or greater than 50% of the Loan Cap, the commitment fee percentage will equal 0.25%.  The commitment fee is computed as the applicable percentage multiplied by the actual daily amount by which the aggregate commitments exceed the total outstanding loans and letter of credit obligations in the preceding quarter.

Maintenance of Cash

The Second Amendment to the ABL Facility will add a cash maintenance provision to the ABL Credit Agreement, which applies a limit of $75 million on the amount of cash and cash equivalents (subject to certain exceptions) that the Company may hold when outstanding loans under the ABL Credit Agreement are equal to or exceed $125 million.

Other Terms

The Second Amendment to the ABL Facility also addresses LIBOR replacement, as well as certain compliance and administrative matters.

The foregoing description of the Second Amendment to the ABL Facility is only a summary of the material terms thereof, and does not purport to be complete.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS' END, INC.

Date: August 18, 2020	By: /s/ Peter L. Gray
Name: Peter L. Gray
Title: Executive Vice President, Chief
Administrative Officer and General Counsel